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                                                                   EXHIBIT 99

INVESTOR CONTACT:  Valda Colbart, 419-784-2759, rfcinv@rurban.net

         Rurban Financial Corp. Announces Sale of Problem Loan Portfolio
                     Plans to Take $745,000 After-Tax Charge

DEFIANCE, OH, December 19, 2005 - Rurban Financial Corp. (Nasdaq: RBNF), ("Rurban"), a leading provider of full-service community banking, investment management, trust services and bank data processing, announced that it has completed the sale of approximately $8.4 million of troubled loans held in its workout loan subsidiary, RFCBC, Inc. The loans were sold at 84.6 % of their book value, resulting in a pre-tax loss of $1.45 million (including expenses incurred with the sale). After adjusting for reserves associated with the loan sale, the pre-tax loss for the transaction will be approximately $688,000 ($454,000 after-tax).

Following the sale of these loans, Rurban will have approximately $4.4 million of non-performing loans on its books, in addition to a $2.0 million office building that is under contract to close in the first quarter, subject to final due diligence to be completed by January 4, 2006. This property, currently classified as Other Real Estate Owned "OREO", has been written down to the contract sale price.

The company plans to take an additional reserve of $440,000 ($291,000 after-tax) against the remaining non-performing loans, which will bring consolidated reserves to approximately $4.5 million. This additional reserve, together with the loan sale, will result in an after-tax charge of about $745,000.

Kenneth Joyce, President and Chief Executive Officer of Rurban Financial Corp., commented, "This loan sale is an important step in the ultimate resolution of events that surfaced in 2002 and have been a drain on earnings since that time. The recovery process has been longer and more difficult than anticipated and we will be pleased to have a major portion of that chapter behind us."

ABOUT RURBAN FINANCIAL CORP.
Rurban Financial Corp. is a publicly-held financial services holding company based in Defiance, Ohio. Rurban's wholly-owned subsidiaries are The State Bank and Trust Company, Reliance Financial Services, N.A., Rurbanc Data Services, Inc. (RDSI) and RFCBC, Inc. The bank offers a full range of financial services through its 13 offices in Defiance, Paulding, Fulton and Allen Counties. Reliance Financial Services offers a diversified array of trust and financial services to customers throughout the Midwest. RDSI provides data processing services to community banks in Ohio, Michigan, Indiana, Illinois and Missouri. Rurban's common stock is quoted on the Nasdaq National Market under the symbol RBNF. The Company currently has 10,000,000 shares of stock authorized and 4,571,317 shares outstanding. The Company's website is http://www.rurbanfinancial.net .

FORWARD-LOOKING STATEMENTS.
Certain statements within this document, which are not statements of historical fact, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties and actual results may differ materially from those predicted by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties inherent in the national and regional banking, insurance and mortgage industries, competitive factors specific to markets in which Rurban and its subsidiaries operate, future interest rate levels, legislative and regulatory actions, capital market conditions, general economic conditions, geopolitical events, the loss of key personnel and other factors.


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Forward-looking statements speak only as of the date on which they are made, and
Rurban undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made. All subsequent written and oral forward-looking statements attributable to Rurban or any person acting on our behalf are qualified by these cautionary statements.